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                                 CODE OF ETHICS
                                      FOR
                           NAVELLIER SECURITIES CORP.



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SECTION 1- DEFINITIONS

     1.   DEFINITIONS

          (a)  "Underwriter" means Navellier Securities Corp.

          (b) "Investment Company" means a company registered as such under the Investment Company Act of 1940 and for which the Underwriter is the principal underwriter.

          (c) "Advisory person" means (i) any employee of the Fund or of any company in a control relationship to the Fund, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
               (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security.

          (d) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

          (e) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

          (f)  "Control" shall have the same meaning as that set forth in
               Section 2(a) (9) of the Investment Company Act.

          (g) "Disinterested director" means a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a) (19) of the Investment Company Act.

          (h) "Purchase or sale of a security" includes, INTER ALIA, the writing of an option to purchase sell


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               a security.

          (i) "Security" shall have the meaning set forth in Section 2(a) (36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short term debt securities which are "government securities" with the meaning of
               Section 2(a) (16) of the Investment Company Act, bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as designated by [the board or some other entity or person].

          (j) "Security held or to be acquired" by the Fund means any security as defined in the Rule which, within the most recent 15 days,
               (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund for purchase by the Fund.

SECTION 2 - EXEMPTED TRANSACTIONS

     2.  EXEMPTED TRANSACTIONS

          The  prohibitions of Section 3 of this Code shall not apply to:

          (a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

          (b) Purchases or sales of securities which are not eligible for purchase or sale by the Fund.

          (c) Purchases or sales which are non-volitional on the part of either the access person or the Fund.

          (d) Purchases which are part of an automatic dividend reinvestment plan.

          (e) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

          (f)  Purchases or sales which receive the prior written


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               approval of Louis Navellier which approval shall only be given if in conformance with the criteria and anti-conflict of interest provisions set forth herein and because they are only remotely potentially harmful to the Fund, because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund.

SECTION 3 - PROHIBITIONS

     3.  PROHIBITED PURCHASES AND SALES

         No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale:

          (a)  is being considered for purchase or sale by the Fund; or
          (b)  is being purchased or sold by the Fund.

SECTION 4 - REPORTING

     4.  REPORTING

          (a) Every access person shall report to the Fund the information described in Section 4(c) of this Code with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an access person shall not be required to make a report with respect to transaction effected for any account over which such person does not have any direct or indirect influence.

          (b) "Advisory person" means (i) any employee of the Fund or of any company in a control relationship to the Fund, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with


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               respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security.

          (c) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making such a recommendation.

SECTION 5 - SANCTIONS

     5.  SANCTIONS

         Upon discovering a violation of this Code, the Underwriter may impose such sanctions as it deems appropriate, including INTER ALIA, a letter of censure or suspension or termination of the employment of the violator.
     All material violations of this Code and any sanctions imposed with respect thereto shall periodically be reported to the board of directors of the investment company with respect to whose securities the violation occurred.


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